Exhibit 99.1

For Immediate Release

Aquinox Announces Update on Development Program

for AQX-1125 Following Meeting with FDA

Vancouver, British Columbia – January 11, 2016 - (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today announced receipt of official minutes from its December 8, 2015 meeting with the Division of Bone, Reproductive and Urologic Products (DBRUP) of the United States Food and Drug Administration (FDA) and provided an update on its plans for development of AQX-1125 for the treatment of patients with bladder pain syndrome/interstitial cystitis (BPS/IC). Discussed at the meeting were guidance and recommendations regarding proposed pivotal trial designs with AQX-1125 for BPS/IC, as well as additional supportive clinical, preclinical and manufacturing activities that could potentially be required for registration.

The proposed design for Aquinox’s intended first pivotal trial of AQX-1125 remains a three-arm, randomized, double-blind, placebo controlled Phase 3 clinical trial, with 12 weeks dosing followed by an open label extension, to assess the efficacy and safety of AQX-1125 in both male and female BPS/IC patients. Patients will be randomized to receive one of two potential doses of AQX-1125 or placebo. DBRUP confirmed that International Council for Harmonization (ICH) requirements for the safety database would apply and recommended increasing male patient participation in Aquinox’s development program to support the desired label claim. Consequently, Aquinox is evaluating the most efficient approach to meet safety database requirements and male participation, which may increase the size of the planned Phase 3 trials or require additional Phase 2 trials.

“The understanding of BPS/IC and its clinical management is evolving and our discussions with the FDA are helpful in planning these important development activities for AQX-1125,” said David Main, President and CEO of Aquinox. “Our next steps will be to complete tasks required to support our planned Phase 3 protocol submission to the FDA in Q2 2016.”

Additional relevant topics discussed included the proposed use of maximum daily pain as a primary endpoint for registration, which DBRUP indicated would be potentially acceptable, subject to consultation with the Division of Anesthesia, Analgesia and Addiction Products upon receipt of a final protocol. Discussion on secondary endpoints was consistent with the company’s expectations. Importantly, Aquinox shared with the FDA final audited analysis of the secondary endpoint of urinary frequency from the LEADERSHIP trial demonstrating a statistically significant reduction in urinary frequency with AQX-1125, compared to placebo (p = 0.04), after determining that the previous unaudited analysis had not been normalized for assessing frequency over a 24 hour period. Both Aquinox and the FDA agreed that improvement in urinary frequency, in addition to reduction in pain, would be an important endpoint in assessing the benefit of AQX-1125 to BPS/IC patients.

Aquinox also announced today that it has recently completed a clinical trial demonstrating bioequivalence between AQX-1125 capsules and tablets. All future clinical development will utilize AQX-1125 tablets. Aquinox is also planning to seek Scientific Advice from the European Medicines Agency in the first half of 2016 on topics similar to those discussed with the FDA.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties for once daily oral administration in multiple preclinical studies and seven completed clinical trials. Aquinox is currently developing AQX-1125 as treatment in bladder pain syndrome/interstitial cystitis.

About Bladder Pain Syndrome/Interstitial Cystitis

BPS/IC is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. BPS/IC is estimated to affect between 5 and 12 million people in the United States. Most BPS/IC patients continue to suffer this debilitating condition, despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of BPS/IC. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About the LEADERSHIP Trial

The LEADERSHIP trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with BPS/IC. The primary endpoint was to measure the difference in the change from baseline in the mean daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. Results demonstrated a positive trend in the primary endpoint and statistically significant changes on multiple secondary endpoints. A total of 69 subjects were enrolled. For more information on the LEADERSHIP trial, please visit www.clinicaltrials.gov.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the design, planning for and timing of Phase 3 clinical trials of AQX-1125 in BPS/IC; other clinical and preclinical development of AQX-1125; the positions the FDA may take with respect to our planned clinical trials; and potential market opportunities for AQX-1125. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report Form 10-Q for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne Senior Manager, Investor Relations Aquinox Pharmaceuticals, Inc. 604.629.9223 Ext. 109 ir@aqxpharma.com	Gitanjali Ogawa Vice President The Trout Group 646-378-2949 Gogawa@troutgroup.com